Exhibit 99

Media General Announces Restructuring and Updating of Retirement Plans

          RICHMOND, Va., May 15 /PRNewswire-FirstCall/ -- Media General, Inc. (NYSE: MEG) today announced a restructuring and updating of its defined benefit and defined contribution retirement plans and the addition of new retirement plan programs that will reduce the volatility of future pension expense while continuing to provide employees with meaningful and competitive retirement benefits.  The changes and additions include:

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Freezing the service accrual in the company’s current defined benefit pension plan at December 31, 2006, for all current participants, but allowing the retirement benefit to grow based on final average earnings as of ultimate termination or retirement.  Employees hired after December 31, 2006, will not be eligible to participate in the defined benefit plan.  Employees who retire before year-end and current retirees are not affected by the change.

*	Increasing the company match in the current 401(k) defined contribution plan to provide a 100% match on the first 5% of employee contributions, up from 4% currently, a 25% increase.

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Adding a profit sharing component to the 401(k) plan with a target payout of 4% of compensation based on the company’s attainment of certain financial goals.  This will allow every eligible employee to share in the success of the company.

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Establishing a retiree medical savings account (RMSA) for all current defined benefit plan participants based on $500 per year of service at December 31, 2006.  Account balances will grow at 6% annually until retirement.  Employees hired before January 1, 1992, also have access to certain postretirement medical benefits, and that will not change; employees hired after that date will now have a company-funded postretirement medical benefit.

          “These changes follow a comprehensive evaluation of our pension and postretirement medical benefit plans.  Our objectives were to reduce the volatility of future retirement expense while continuing to provide our employees with a meaningful and competitive retirement benefit,” said Marshall N. Morton, Media General president and chief executive officer.  “These changes serve to reallocate our pension costs in a way that will make them more predictable and align employee performance and that of our retirement plans with the company’s performance.  We believe these changes will enhance the company’s competitive position and future growth opportunities,” said Mr. Morton.

          The company will record a one-time pre-tax curtailment charge of approximately $480,000 in the second quarter of 2006 related to the recognition of changes to the defined benefit plan. Media General will provide a detailed update on its retirement plans in its Form 10-Q for period ended June 25, 2006.

          About Media General

          Media General is a multimedia company operating leading newspapers, television stations and online enterprises, primarily in the Southeastern United States.  The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 100 weekly newspapers and other publications. The company’s broadcasting assets include 26 network-affiliated television stations that reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States.  The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.